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Exhibit 10(am)

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into by and between JAY LEVIN, an individual ("Employee"), and, Magellan Health Services, Inc. on behalf of itself and its subsidiaries and affiliates (collectively referred to herein as "Employer").

        WHEREAS, Employer desires to obtain the services of Employee and Employee desires to render services to Employer; and

        WHEREAS, Employer and Employee desire to set forth the terms and conditions of Employee's employment with Employer under this Agreement.

        NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

STATEMENT OF AGREEMENT

1.
Employment. Employer agrees to employ Employee, and Employee accepts such employment in accordance with the terms of this Agreement, for a term of two (2) years commencing on April 8, 2002 and, unless terminated earlier in accordance with the terms of this Agreement, ending on April 7, 2004. Thereafter, this Agreement shall automatically renew for twelve (12) month periods, unless sooner terminated as provided herein. If either party desires not to renew the Agreement, they must provide the other party with written notice of their intent not to renew the Agreement at least ninety (90) days prior to the next renewal date ("Non-Renewal Notice"). Employer's notice of intent not to renew the Agreement shall be deemed to be a termination without cause and the provisions of Section 7(b) shall apply.

2.
Position and Duties of Employee. Employee will serve as Executive Vice President and Chief Operating Officer, of Employer. Employee agrees to perform the duties commensurate with Employee's position that Employer may reasonably assign from time to time to Employee until the expiration of the term or such time as Employee's employment with Employer is terminated pursuant to this Agreement. Employer may not materially decrease Employee's duties hereunder without his written consent. Breach of the foregoing sentence shall be deemed a termination by Employer of Employee's employment without cause.

  Employee's primary business office will be located in Michigan, provided, however, that Employee may, at his sole discretion, relocate his primary business office and primary residence to the Columbia, Maryland area. If Employee elects to relocate to the Columbia, Maryland area, Employer will provide relocation assistance to Employee as set forth in Employer's Tier 2 Relocation Policy in effect as of the date of execution hereof.

3.
Time Devoted. Employee will devote his full business time and energy to the business affairs and interests of Employer. Employee agrees that he will diligently endeavor to perform services contemplated by this Agreement in a manner consistent with his position and in accordance with the policies established by the Employer for all employees, which shall not conflict with the terms of this Agreement.

4.
Compensation.
(a)
Base Salary. Employer will pay Employee a base salary in the amount of Four Hundred Thousand ($400,000.00) dollars per year ("Base Salary"), which amount will be paid in semi-monthly intervals less appropriate withholdings for federal and state taxes and other deductions authorized by Employee. Such Base Salary will be subject to review and upward adjustment by Employer from time to time.

  (b)
  Bonus. Employer shall be covered by and eligible for a bonus pursuant to the Magellan Health Services Incentive Plan effective as October 1, 2001. ("Bonus Plan"). Notwithstanding anything contained in the Bonus Plan to the contrary, for the period commencing with commencement date of this Agreement and ending on September 30, 2002. Employee shall be eligible for a non-prorated bonus irrespective of the actual start date of Employee's employment hereunder. (i.e.—Employee shall be eligible for one hundred percent (100%) of the potential bonus) and shall be based on a Base Salary of Four Hundred Thousand ($400,000.00) Dollars, irrespective of the amount actually earned by Employee on or prior to September 30, 2002. For each year of performance thereafter (including any renewal periods of this Agreement), Employee shall be eligible for a bonus under any other then current incentive, bonus or deferred compensation plans covering the executive officers of the Employer, which may from time to time exist. Any such bonuses shall be paid simultaneously with other senior executives of Employer.

  (c)
  Grant of Stock Options. Employer shall grant to Employee an option to purchase Three Hundred Twenty Five Thousand (325,000) shares of the Corporation's common stock at a purchase price equal to the closing price of the Corporation's common stock on April 8, 2002. Employer represents and warrants to Employee that the shares of common stock underlying such options have been registered with the Securities and Exchange Commission. The options will be governed by the terms and conditions of Employer's 2000 Long-term Incentive Compensation Plan (the "Plan") and the Stock Option Agreement attached hereto as Exhibit A.

    If, during the term of Employee's employment with Employer, Employee's employment is terminated by Employer without cause, then, to the extent such number of options shall not previously have vested, Employer shall cause fifty percent (50%) of Employee's options granted pursuant hereto to immediately vest and become exercisable in full. Employee will be eligible for additional options grants from time to time based upon performance in Employer's discretion.

  (d)
  Benefits. Employee will be eligible to participate in Employer's Benefit Plans commensurate with his position. Employee will receive separate information detailing the terms of such Benefit Plans and the terms of those plans will control. Employee also will be eligible to participate in any annual incentive plan and stock option plan applicable to Employee by its terms. Employee will be entitled during the term of this Agreement to such other benefits of employment with Employer as are now or may later be in effect for salaried employees of Employer, and also will be eligible to participate in other benefits adopted for employees at his level.

  (e)
  Vehicle. Employer shall provide to Employee a monthly vehicle stipend of Five Hundred ($500.00) Dollars per month.

  (f)
  Paid Time Off. Employee shall be eligible for twenty-three (23) vacation days per year of employment, in addition to Company holidays and two floating holidays of Employee's choice. ("Paid Time Off" or "PTO")

5.
Expenses. During the term of this Agreement, Employer will reimburse Employee promptly for all reasonable travel (including all weekly travel to Maryland), living expenses for maintaining an apartment or hotel room in the State of Maryland, entertainment, parking, cellular telephone, business meetings and similar expenditures in pursuance and furtherance of Employer's business upon receipt of reasonably supporting documentation as required by Employer's policies applicable to its employees generally.

6.
Indemnification. Employer will indemnify Employee for claims brought against Employee personally in connection with his employment if the claims fall within the scope of the indemnification set forth in Employer's corporate by-laws as in effect as of April 8, 2002.

  For such indemnification to apply, Employee shall immediately notify Employer's Legal Department as soon as practicable after receiving knowledge of any claim or litigation. Failure to give such notice shall not negate a right to indemnification hereunder, provided, however, Employee shall bear any amount of loss resulting directly from a failure to give a timely notice. Employee must permit attorneys and personnel authorized by Employer, at Employer's sole discretion and cost, to handle and control the defense of such claims or lawsuits. Employee agrees to cooperate fully and aid in such defense. Employee shall not settle any such claims or lawsuits without prior written consent of Employer.

7.
Termination.
(a)
Termination Due to Resignation and Termination with Cause. Except as otherwise set forth in this Agreement, Employee's employment, and Employee's right to receive compensation and benefits from Employer, will terminate upon the occurrence of any of the following events:

(i)
the effective date of Employee's resignation (pursuant to paragraph 7(b)), or

(ii)
termination for cause at the discretion of Employer under the following circumstances:

a.
Employee's commission of an act of fraud or dishonesty involving his duties on behalf of Employer;

b.
Employee's failure or refusal to faithfully and diligently perform duties assigned to Employee or other breach of any material term under this Agreement, after written notice specifying the failure or refusal to perform duties and specifying Employer's intent to terminate Employee's employment hereunder if same is not remedied is delivered to Employee and Employee fails to cure such deficiency or failure to perform within thirty (30) days of receipt of such notice or such longer period if the specified failure or deficiency cannot reasonably be remedied within such 30 day period and Employee commences reasonable steps within such 30 day period to remedy such failure or deficiency and diligently continues such steps thereafter until a remedy is effected; or;

c.
Employee's conviction of a felony or a misdemeanor involving moral turpitude.

      If Employee is terminated pursuant to this Section 7(a), Employer's only remaining financial obligation to Employee under this Agreement will be to pay: (i) any earned but unpaid Base Salary and accrued Paid Time Off through the date of Employee's termination; (ii) reimbursement of expenses incurred by Employee through the date of termination which are reimbursable pursuant to this Agreement; (iii) the Employee's vested portion of the Magellan Health Services Supplemental Accumulation Plan, Employer's 401(k) plan and any other retirement, deferred compensation or other benefit plan; (iv) any other sums due and owing to Employee as of the date of termination hereof, including any declared but unpaid bonus or travel expenses; and (v) any financial obligation of indemnification pursuant to the terms of this Agreement. For purposes of this Agreement, a bonus shall be deemed to be declared if the Compensation Committee of the Employer's Board of Directors has approved such bonus for Employee.

      For the events described in Sections 7(a)(ii) (c), Employer will give Employee written notice of such deficiency and a reasonable opportunity to cure such situation, but in no event more than thirty days.

  (b)
  Termination Without Cause. Employee may terminate his employment without cause at any time by giving thirty (30) days written notice of resignation to Employer. Employer may terminate this Agreement without cause at any time by giving thirty (30) days prior written notice to Employee. "Without cause" termination shall include Employer's notice to Employee of its intent not to renew this Agreement in accordance with the provisions of Section 1 hereof. If Employer terminates this Agreement without cause, Employer may direct Employee to immediately cease providing services. If Employer terminates this Agreement without cause, Employer shall pay to Employee, within ten (10) days after the termination of Employee's employment, a lump sum cash amount equal to two (2) times Employee's then current annual Base Salary (provided that the total amount payable to Employee shall not be less than Eight Hundred Thousand Dollars ($800,000.00). In addition, Employee shall be entitled to payment for all accrued Paid Time Off, declared but unpaid bonuses (as defined in Section 7(a)), and unreimbursed expenses in accordance with this Agreement. Such payment(s)are contingent upon Employee executing a severance agreement materially in the form attached hereto as Exhibit B. No other cash will be paid to Employee if he is terminated pursuant to this Section 7(b), unless otherwise provided for in this Agreement or in the terms of the applicable plan or benefit.

  (c)
  Automatic Termination. This Agreement will terminate automatically upon the death or permanent disability of Employee. Employee will be deemed to be "Disabled" or to suffer from a "Disability" within the meaning of this Agreement if, because of a physical or mental impairment, Employee has been unable to perform the essential functions of his position, with or without reasonable accommodation, for a period of 180 consecutive days, or if Employee can reasonably be expected to be unable to perform the essential functions of his position for such period. If Employee is terminated pursuant to this Section 7(c), Employer's only remaining financial obligation to Employee under this Agreement, in addition to obligations, if any, under any applicable benefit plans, will be to pay: (i) any earned but unpaid Base Salary through the date of Employee's termination, all accrued Paid Time Off and unreimbursed expenses in accordance with this Agreement; (ii) reimbursement of expenses incurred by Employee through the date of termination which are reimbursable pursuant to this Agreement; (iii) the Employee's vested portion of the Magellan Health Services Supplemental Accumulation Plan, Employer's 401(k) plan and any other retirement, deferred compensation or other benefit plan; (iv) any other sums due and owing to Employee as of the date of termination hereof, including any declared but unpaid bonus (as defined in Section 7(a)) or travel expenses; and (v) any financial obligation of indemnification pursuant to the terms of this Agreement.

  (d)
  Effect of Termination. Except as otherwise provided for in this Section 7, upon termination of this Agreement, all rights and obligations under this Agreement will cease except for the rights and obligations under Sections 4 and 5 to the extent Employee has not been compensated or reimbursed for services performed prior to termination (the amount of compensation to be prorated for the portion of the pay period prior to termination); the rights and obligations under Sections 6, 8, 9 and 10; and all procedural and remedial provisions of this Agreement.

  (e)
  Termination Upon a Change of Control. Employee, for a period of ninety (90) days following a change in control, will be entitled to: (i) terminate this Agreement upon a change of control and will be entitled to the compensation and payments provided in Section 7(b) of this Agreement as if Employer had terminated Employee's employment hereunder without cause; and (ii) the vesting of Employee's stock options as set forth in Section 4(c) above. If Employer terminates this Agreement without cause following a change in control, Employee will be entitled to the compensation and payments provided for in Section 7(b) of this

    Agreement, as if Employer had terminated Employee's employment hereunder without cause; and (ii) the vesting of Employee's stock options as set forth in Exhibit A. For purposes of this Agreement, a "change of control" will take place upon the occurrence of any of the following events: (a) the acquisition after the beginning of the term in one or more transactions of beneficial ownership (within the meaning of Rule 13d-3 (a)(1) under the Securities Exchange Act of 1934, as amended [the "Exchange Act"]) by any person or entity (other than Employee) who constitute a group (within the meaning of Rule 13d-5 of the Exchange Act) of any securities of Employer so that as a result of such acquisition such person or entity or group beneficially owns (within the meaning of Rule 13d-3 (a)(i) under the Exchange Act) more than 50% of Employer's then outstanding voting securities entitled to vote on a regular basis for a majority of the Board of Directors of Employer; or (b) the sale of all or substantially all of the assets of Employer (including, without limitation, by way of merger, consolidation, lease or transfer) in a transaction where Employer or the holders of common stock of Employer do not receive (i) voting securities representing a majority of the voting power entitled to vote on a regular basis for the Board of Directors of the acquiring entity or of an affiliate which controls the acquiring entity, or (ii) securities representing a majority of the equity interest in the acquiring entity or of an affiliate that controls the acquiring entity, if other than a corporation; provided, that if Employee becomes entitled to any payments (whether hereunder or otherwise) by reason of an event described in Internal Revenue Code Section 280G (a "Parachute Event") that would constitute "excess parachute payments" (as defined in Internal Revenue Code Section 280G) if paid, then Employee's entitled to such payments will be reduced by such amount as will cause none of such payments to constitute excess parachute payments, if and only if, the net amount received by Employee by reason of the Parachute Event, after imposition of all applicable taxes (including taxes under Internal Revenue Code Section 4099), would be greater after such reduction than if such reduction were not made.

8.
Protection of Confidential Information/Non-Competition/Non-Solicitation.

        Employee covenants and agrees as follows:

  (a)
  (i) Confidential Information: During Employer's employment of Employee and for a period of two (2) years following the termination of Employee's employment for any reason, Employee will not use or disclose, directly or indirectly, for any reason whatsoever or in any way, other than at the direction of Employer during the course of Employee's employment or after receipt of the prior written consent of Employer, any confidential information of Employer or its controlled subsidiaries or affiliates, that comes into his knowledge during his employment by Employer (the "Confidential Information" as hereinafter defined). The obligation not to use or disclose any Confidential Information will not apply to any Confidential Information that is or becomes public knowledge through no fault of Employee, is required to be disclosed pursuant to subpoena, court order or other legally compelled disclosure and that may be utilized by the public without any direct or indirect obligation to Employer, but the termination of the obligation for non-use or nondisclosure by reason of such information becoming public will extend only from the date such information becomes public knowledge. The above will be without prejudice to any additional rights or remedies of Employer under any state or federal law protecting trade secrets or other information.

  (a)
  (ii) Trade Secrets. Except as may be required to be disclosed pursuant to subpoena, court order or other legally compelled disclosure, Employee shall hold in confidence all Trade Secrets of Employer, its direct and indirect subsidiaries, and/or its customers that came into his knowledge during his employment by Employer and shall not disclose, publish or make use of at any time after the date hereof such Trade Secrets, other than at the direction of Employer, or as may be required in the ordinary course of Employee's duties assigned by Employer for as long as the information remains a Trade Secret.

  (a)
  (iii) For purposes of this Agreement, the following definitions apply:

    "Confidential Information" means any data or information, other than Trade Secrets, that is valuable to Employer and not generally known to the public or to competitors of Employer.

    "Trade Secret" means information including, but not limited to, any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means, by other persons who can derive economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

  (a)
  (iv) Interpretation. The restrictions stated in paragraphs 7(a)(i) and 7(a)(ii) are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state law. Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting Employer's right under applicable state law to protect its trade secrets and confidential information.

  (b)
  Non-Competition. Employee covenants and agrees that during the term of his employment with Employer and for a period of two (2) years immediately following the termination of said employment for any reason, he will not, on his own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly, engage or attempt to engage in the business of providing or selling behavioral managed care services in the United States. Notwithstanding anything to the contrary contained herein, nothing herein shall be construed to limit Employee's right to engage in, consult with, act as an officer, employee or director of, or have an equity or other interest in a diversified managed health care network, which does not earn more than twenty percent (20%) of its revenues from behavioral managed care services in the United States, including without limitation a health maintenance organization or preferred provider organization. ("Exempt Entity"). Employee recognizes that the above restriction is reasonable and necessary to protect the interest of the Employer and its controlled subsidiaries and affiliates, which are engaged in the provision or sale of behavioral managed care services on a national basis.

  (c)
  Non-Solicitation. To protect the goodwill of Employer and its controlled subsidiaries and affiliates, or the customers of Employer and its controlled subsidiaries and affiliates, Employee agrees that, for a period of two (2) years immediately following the termination of his employment with Employer, he will not, without the prior written permission of Employer, directly or indirectly, for himself or on behalf of any other person or entity, solicit, divert away, take away or attempt to solicit or take away any Customer of Employer for purposes of providing or selling behavioral managed care services if Employer, or the particular controlled subsidiary or affiliate of Employer, is then still engaged in the sale or provision of such services at the time of the solicitation. For purposes of this Section 8(c), "Customer" means any individual or entity to whom Employer or its controlled subsidiaries or affiliates has provided, or contracted to provide, behavioral managed care services and with whom Employee had, alone or in conjunction with others, Material Contact during the twelve (12) months prior to the termination of his employment. For purposes of this Section 8 (c), Employee had "Material Contact" with a customer if (i) Employee had business dealings with the customer on behalf of Employer or its controlled subsidiaries or affiliates; (ii) Employee was responsible for supervising or coordinating the dealings between the customer and Employer or its controlled subsidiaries or affiliates; or (iii) Employee obtained trade secrets or confidential information about the customer as a result of Employee's association with Employer or its controlled subsidiaries or affiliates. Notwithstanding anything to the contrary contained herein, nothing shall be construed to limit Employee's right to solicit Customers for or on behalf of an Exempt Entity, to the extent that (i) such solicitation involves diversified health benefits; and (ii) the behavioral managed care services portion of the potential business sought does not exceed twenty percent (20%) of the total value of such proposal.

  (d)
  Solicitation of Employees. During Employer's employment of Employee and for a period of two (2) years following the termination of Employee's employment with Employer for any reason, Employee will not solicit for employment, directly or indirectly, any employee of Employer or any of its controlled subsidiaries or affiliates who was employed with Employer or its controlled subsidiaries or affiliates within the one (1) year period immediately prior to Employee's termination

9.
Work Made for Hire. Employee agrees that any written program materials, protocols, research papers and all other writings (the "Work"), which Employee develops for Employer's use, or for use by Employer's controlled subsidiaries or affiliates, during the term of this Agreement, will be considered "work made for hire" within the meaning of the United States Copyright Act, Title 17, United States Code, which vests all copyright interest in and to the Work in the Employer. In the event, however, that any court of competent jurisdiction finally declares that the Work is not or was not a work made for hire as agreed, Employee agrees to assign, convey, and transfer to the Employer all right, title and interest Employee may presently have or may have or be deemed to have in and to any such Work and in the copyright of such work, including but not limited to, all rights of reproduction, distribution, publication, public performance, public display and preparation of derivative works, and all rights of ownership and possession of the original fixation of the Work and any and all copies. Additionally, Employee agrees to execute any documents necessary for Employer to record and/or perfect its ownership of the Work and the applicable copyright. The foregoing will not apply to any writings Employee develops which are not for Employer's use or are in each instance specifically excluded in advance of publication from the coverage of the foregoing by Employer's Board of Directors.

10.
Property of Employer. Employee agrees that, upon the termination of Employee's employment with Employer, Employee will immediately surrender to Employer all property, equipment, funds, lists, books, records and other materials of Employer or its controlled subsidiaries or affiliates in the possession of or provided to Employee.

11.
Governing Law. This Agreement and all issues relating to the validity, interpretation, and performance will be governed by, interpreted, and enforced under the laws of the State of Maryland.

12.
Remedies. An actual or threatened violation by Employee of the covenants and obligations set forth in Sections 8, 9 and 10 will cause irreparable harm to Employer or its controlled subsidiaries or affiliates and that the remedy at law for any such violation will be inadequate. Employee agrees, therefore, that Employer or its controlled subsidiaries or affiliates will be entitled to appropriate equitable relief, including, but not limited to, a temporary restraining order and a preliminary injunction, without the necessity of posting a bond. Employee will also be entitled to seek equitable relief against Employer in connection with enforcement of the covenants and obligations set forth in Sections 8, 9, and 10. The provisions of Sections 8, 9. and 10 will survive the termination of this Agreement in accordance with the terms set forth in each Section.

13.
Arbitration. Except for an action for injunctive relief as described in Section 12, any disputes or controversies arising under this Agreement will be settled by arbitration in Columbia, Maryland in accordance with the rules of the American Arbitration Association relating to the arbitration of employment disputes. The determination and findings of such arbitrators will be final and binding on all parties and may be enforced, if necessary, in any court of competent jurisdiction. The costs and expenses of the arbitration shall be paid for by Employer, but each party shall pay its own attorney's fees and other litigation costs.

  Employee's Initials

14.
Notices. Any notice or request required or permitted to be given to any party will be given in writing and, excepting personal delivery, will be given at the address set forth below or at such other address as such party may designate by written notice to the other party to this Agreement:

To Employee:	Mr. Jay Levin 5516 Putnam Drive West Bloomfield, MI 48323
To Employer:	Magellan Health Services, Inc. 6950 Columbia Gateway Drive Columbia, Maryland 21046 Attention: President and CEO

  Each notice given in accordance with this Section will be deemed to have been given, if personally delivered, on the date personally delivered; if delivered by facsimile transmission, when sent and confirmation of receipt is received; or, if mailed, on the third day following the day on which it is deposited in the United States mail, certified or registered mail, return receipt requested, with postage prepaid, to the address last given in accordance with this Section.

15.
Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and should not be construed or interpreted to restrict or modify any of the terms or provisions of this Agreement.

16.
Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision will be fully severable and this Agreement and each separate provision will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. In addition, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically, as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, to the extent such reformation is allowable under applicable law.

17.
Binding Effect. This Agreement will be binding upon and shall inure to the benefit of each party and each party's respective successors, heirs and legal representatives. This Agreement may not be assigned by Employee to any other person or entity but may be assigned by Employer to any subsidiary or affiliate of Employer or to any successor to or transferee of all, or any part, of the stock or assets of Employer.

18.
Employer Policies, Regulations, and Guidelines for Employees. Employer may issue policies, rules, regulations, guidelines, procedures or other material, whether in the form of handbooks, memoranda, or otherwise, relating to its Employees. These materials are general guidelines for Employee's information and will not be construed to alter, modify, or amend this Agreement for any purpose whatsoever.

19.
Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties with respect to its subject matter and supersedes all prior agreements and understandings,

  whether written or oral, relating to its subject matter, unless expressly provided otherwise within this Agreement. No amendment or modification of this Agreement will be valid unless made in writing and signed by each of the parties. No representations, inducements, or agreements have been made to induce either Employee or Employer to enter into this Agreement, which are not expressly set forth within this Agreement. Employee and Employer acknowledge and agree that Employer's controlled subsidiaries and affiliates are express third party beneficiaries of this Agreement.

THIS AGREEMENT IS CONTINGENT UPON APPROVAL OF THE COMPENSATION COMMITTEE OF THE EMPLOYER'S BOARD OF DIRECTORS, WITH SUCH APPROVAL TO OCCUR NO LATER THAN JUNE 15, 2002.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 15th day of April, 2002.

"Employee"	MAGELLAN HEALTH SERVICES, INC. "Employer"

Jay Levin	By: Name: Daniel S. Messina Title: President & CEO

QuickLinks

  Exhibit 10(am)
EMPLOYMENT AGREEMENT
STATEMENT OF AGREEMENT